77L
033 Putnam American Government Income Fund
3/31/09 Semi-Annual
New accounting pronouncement
In March 2008, Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161) an amendment of FASB Statement No. 133, was issued and is effective for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 requires enhanced disclosures about how and why an entity uses derivative instruments and how derivative instruments affect an entitys financial position. Putnam Management is currently evaluating the impact the adoption of SFAS 161 will have on the funds financial statement disclosures.
In April 2009, FASB issued a new FASB Staff Position FSP FAS 1574 which amends FASB Statement No. 157, Fair Value Measurements, and is effective for interim and annual periods ending after June 15, 2009. FSP FAS 1574 provides additional guidance when the volume and level of activity for the asset or liability measured at fair value has significantly decreased. Additionally, FSP FAS 1574 expands disclosure by reporting entities with respect to categories of assets and liabilities carried at fair value. Putnam Management believes applying the provisions of FSP FAS 1574 will not have a material impact on the funds financial statements.